Exhibit 99.1

Dear Team Members –

There has been a great deal of excitement and activity in support of the proposed merger since my correspondence to you last Friday.

Earlier this week, Larry Appel (SVP, Retail Operations), Chris Scott (GVP, Logistics & Distribution), and I had the pleasure of traveling with BI-LO Chairman Randall Onstead to meet with many of you in our distribution centers, regional offices and headquarters. As we listened to Randall address our teams, it struck me how remarkably similar the cultures of our two companies really are. Both are well-known and well-respected regional brands with similar heritages, strong neighborhood ties, proud histories of giving back, and strong commitments to providing the best possible quality and value to our guests. I truly appreciate the time well spent with Randall in the field. It only reaffirms my support of this merger.

In the back-half of this week, we officially began the critical integration planning process, which will help ensure we are prepared to operate our combined company once we have all required external approvals. Representatives from both Winn-Dixie and BI-LO have formed three groups to drive the integration planning process: the Steering Committee, the Core Integration Planning Team and 10 Functional Integration Planning Teams. This week I’d like to give you an overview of the integration planning process and the teams created to help lead it.

In short, the Steering Committee sets the strategic direction, aspirations and targets for integration planning. Members oversee the entire merger integration process, provide sponsorship, make key strategic decisions, and approve integration plans. The Steering Committee is comprised of following individuals:

Winn-Dixie Representative	BI-LO Representative

Peter Lynch	Randall Onstead

Bennett Nussbaum	Brian Carney

Larry Appel	Larry Stablein

The Core Integration Planning Team is made up of operational, financial and administrative team members. Members coordinate and project manage the integration planning effort and act as a gatekeeper to the Steering Committee. The Core Team is comprised of following individuals:

Function	Winn-Dixie Representative	BI-LO Representative

Integration Planning Team Leaders	Bennett Nussbaum	Brian Carney

Project Management Office	Kim Noble	Skip Clark

Financial Planning & Analysis	Jayson Roy	John Croft

Organizational Talent	Anita Dahlstrom-Gutel	Joan Miszak

Communications	Brian Wright	Joan Miszak

The Functional Integration Planning Teams represent the 10 largest functional areas of the combined company, such as Finance, Human Resources, Marketing and Merchandising. These teams are responsible for analyzing the two companies’ functional organizations, and for designing what the post-merger organization will look like for their functions. The teams are comprised of the following individuals:

Function	Winn-Dixie Representative	BI-LO Representative

Finance	Lynn Schweinfurth / Mike Byrum	John Croft

Human Resources	Anita Dahlstrom-Gutel	Joan Miszak

Information Technology	Maura Hart	Carol DeWitt

Legal	Tim Williams	Kyle Volluz

Logistics	Chris Scott	John May

Marketing & Brand	Mary Kellmanson	Bill Nasshan

Merchandising/Pricing/Procurement	Matt Gutermuth / Jim Smits	Bill Nasshan

Real Estate	Tim McNamara	Larry Zitzke

Stores	Larry Appel	Anthea Jones

Strategic Sourcing	Graham Leary	John Croft

The time period from now until the merger is all about planning to integrate. Until the merger is complete, however, we will continue to remain separate companies and will function as such. I cannot stress enough the importance of “business as usual” for Winn-Dixie and BI-LO, which means … during this planning phase … there continues to be no discussions of pricing or “joint” contact with our suppliers or vendors. A perfect example: no joint logos on any documents, presentations or websites, because we are separate companies.

As I have pledged before, both Winn-Dixie and BI-LO are committed to keeping team members informed throughout the merger process, and we will be sure to keep you up-to-date on the integration planning process. Please continue to send any new merger questions you have to wdfuture@winn-dixie.com and visit the Enterprise and Retail Portals for answers and updates as the merger proceeds.

In the meantime, thank you for your ongoing commitment to our Company and for your continued dedication to serving our guests … our primary focus.

Keep up the good work and I’ll see you in the stores.

Peter Lynch
Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed Merger and required shareholder approval, Winn-Dixie Stores, Inc. has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED BY WINN-DIXIE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the Merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the Merger by reading the preliminary proxy statement, as well as the definitive proxy statements regarding the Merger, which will be filed with the SEC.